Exhibit 99.1

NEWS RELEASE FOR INFORMATION CONTACT: Glimcher Realty Trust 150 East Gay Street Columbus, Ohio 43215 www.glimcher.com

Lisa A. Indest
V.P., Finance and Accounting
(614) 887-5844
lindest@glimcher.com

FOR IMMEDIATE RELEASE
Friday, May 11, 2007

GLIMCHER REALTY TRUST ELECTS
TIMOTHY J. O’BRIEN AS TRUSTEE

COLUMBUS, OH—May 11, 2007—Glimcher Realty Trust (NYSE: GRT), one of the country’s premiere retail REITs, today announced that its Board of Trustees has elected Timothy J. O’Brien to serve as a Class I Trustee, effective May 11, 2007. Mr. O’Brien is currently an independent business consultant and resides in Dearborn, Michigan.

“We are extremely pleased to have Tim join our Board of Trustees. The extensive real estate, public company and international expertise he brings will enhance our Board,” said Michael P. Glimcher, President and CEO. "Tim possesses strong and proven leadership abilities and will represent our shareholders with the utmost integrity.”

The term of a Class I Trustee would normally expire at GRT’s 2010 Annual Meeting of Shareholders. However, Mr. O’Brien will stand for election at GRT’s 2008 Annual Meeting of Shareholders to fill the remaining two-year term of a Class I Trustee.

Mr. O’Brien has served in numerous leadership roles at the Ford Motor Company from 1973 through 2006, including, Vice President - Real Estate, Vice President - Corporate Relations and the Deputy Chief of Staff for the Chairman and Chief Executive Officer. He received his Bachelor of Arts degree from the University of Michigan and a Juris Doctorate from Michigan State University Law School.

Mr. O’Brien also currently serves on the Board of Directors for the Michigan Environmental Council and the Board of Trustees of the Oakwood Healthcare, Inc. Mr. O’Brien is a member of the Michigan State Bar Association and Florida State Bar Association. Mr. O’Brien is a strong advocate of environmental issues as is evidenced by his involvement in the adoption of the amendments to the Clean Air Act and his role as Chairman of the Southeast Michigan Consortium for Water Quality.

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GLIMCHER ELECTS TIMOTHY J. O’BRIEN AS TRUSTEE	ADD 1

About the Company

Glimcher Realty Trust, a real estate investment trust, is a recognized leader in the ownership, management, acquisition and development of regional and super-regional malls.

Glimcher Realty Trust’s common shares are listed on the New York stock exchange under the symbol “GRT.” Glimcher Realty Trust’s Series F and Series G preferred shares are listed on the New York Stock Exchange under the symbols “GRT.F” and “GRT.G”, respectively. Glimcher Realty Trust is a component of the Russell 2000 Index, representing small cap stocks, and the Russell 3000 Index, representing the broader market.

Visit Glimcher at: www.glimcher.com

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